Exhibit (e)(2)

Schedule A

Dated July 9, 2014, as revised May 28, 2020

to the

Amended and Restated Distribution Agreement dated July 9, 2014 by and between KraneShares Trust and SEI Investments Distribution Co.

SCHEDULE A

Funds	Date Fund Commenced Operations
KraneShares CICC China Leaders 100 Index ETF (Formerly KraneShares Zacks New China ETF which formerly KraneShares CSI New China ETF which was formerly KraneShares CSI China Five Year Plan ETF)	7/22/2013
KraneShares CSI China Internet ETF	7/31/2013
KraneShares Bosera MSCI China A Share ETF	3/4/2014
KraneShares E Fund China Commercial Paper ETF	12/2/2014
KraneShares MSCI All China Index ETF (formerly, KraneShares FTSE Emerging Markets Plus ETF)	2/12/2015
KraneShares MSCI China Environment Index ETF	10/13/2017
KraneShares Emerging Markets Consumer Technology Index ETF	10/12/2017
KraneShares MSCI One Belt One Road Index ETF	9/7/2017
KraneShares Bloomberg Barclays China Aggregate Bond Inclusion Index ETF
KraneShares CCBS China Corporate High Yield Bond USD Index ETF	6/27/2018
KraneShares MSCI All China Consumer Discretionary Index ETF
KraneShares MSCI All China Consumer Staples Index ETF
KraneShares MSCI All China Health Care Index ETF	2/1/2018
KraneShares Emerging Markets Healthcare Index ETF	8/30/2018
KraneShares Electric Vehicles and Future Mobility Index ETF	1/19/2018
KraneShares MSCI China A Hedged Index ETF
KraneShares Asia Robotics and Artificial Intelligence Index ETF
KraneShares MSCI Emerging Markets ex China Index ETF	4/12/2019
Quadratic Interest Rate Volatility and Inflation Hedge ETF	5/14/2019
KFA Large Cap Quality Dividend Index ETF	6/12/2019
KFA Small Cap Quality Dividend Index ETF	6/12/2019
KFA Global Carbon ETF
KFA Dynamic Fixed Income ETF	12/29/19
KraneShares SSE Star Market 50 Index ETF
KraneShares CICC China 5G and Technology Leaders Index ETF
KraneShares CICC China Consumer Leaders Index ETF
KraneShares MSCI China ESG Leaders Index ETF